EXHIBIT (a)(i)

                                  LUMENIS LTD.

                              Yokneam, Israel 20692
                                972 - 4 959-9000.

                                OFFER TO EXCHANGE
                 OUTSTANDING OPTIONS TO PURCHASE ORDINARY SHARES

                                 March 28, 2003

                                  LUMENIS LTD.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
                           TO PURCHASE ORDINARY SHARES

                                 March 28, 2003

                                  ------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                  AT 11:59 P.M., EASTERN (NEW YORK CITY) TIME,
                 ON APRIL 28, 2003, UNLESS THE OFFER IS EXTENDED

                                  ------------

            Lumenis Ltd., (referred to as "Lumenis", "we" or the "Company"), is offering Eligible Participants (as defined below) holding outstanding options to purchase Ordinary Shares of Lumenis, par value NIS 0.10 per share ("Ordinary Shares"), granted under Lumenis' existing share option plans (whether vested or unvested), including, among others, the 1999 Share Option Plan (the "1999 Plan"), the 2000 Share Option Plan (the "2000 Plan") and the Israel 2003 Share Option Plan (the "Israel Plan") (collectively, the "Plans"), that have an exercise price per Ordinary Share of $6.00 or more (the "Eligible Options"), the opportunity to exchange those Eligible Options for new options to purchase Ordinary Shares (the "New Options") that we will grant under the Plans. We are extending this offer (the "Offer") upon the terms and subject to the conditions set forth in this offer to exchange document and in the related documentation annexed hereto (which together, as each may be amended or supplemented from time to time, constitute the "Offer to Exchange").

            We have assigned an exchange ratio to each range of exercise prices of the Eligible Options as follows:

         Exercise Price of
      Eligible Option tendered             Number of New Options
      ------------------------             ---------------------

           $6.00 - $14.99        Per each 3 Eligible Options, 1 New Option
           $15.00 or more        Per each 4 Eligible Options, 1 New Option

      We intend to grant you New Options to acquire Ordinary Shares, the number of which will depend on the above exchange ratio assigned to the exercise price of your Eligible Options and your number of Eligible Options. We will grant the New Options within two business days after the expiration date of the Offer, or as soon as practicable thereafter (the "Date of Grant"). The exercise price per Ordinary Share of the New Options will equal the closing price of Lumenis' Ordinary Shares as reported on the NASDAQ National Market ("NASDAQ") on the Date of Grant of the New Options. The New Options will vest in four equal installments every six months over a 24-month period commencing on the Date of Grant (i.e., the first installment will vest six months after the Date of Grant) and, subject to your continued employment with Lumenis or its subsidiaries or service on its medical advisory board, will have a term of eight years from the Date of Grant.

      In order to be eligible to tender Eligible Options, on the date you elect to tender your Eligible Options and continuing through the Expiration Date you must (i) be employed by Lumenis or one of its subsidiaries or be a consultant who is a member of Lumenis' medical advisory board (the "Advisory Group"), and
(ii) be in active service with Lumenis or one of its subsidiaries (i.e., not be on a leave of absence that has not been approved by our Chief Financial Officer). Further, in order to be granted the New Options, you must continue to comply with these eligibility requirements on the Date of Grant of the New Options. Members of the Board of Directors will not be eligible to participate in the Offer.

      This Offer is not conditioned upon a minimum number of options being exchanged, although if you elect to participate, you will be required to exchange all of your Eligible Options. This Offer is further subject to conditions that we describe in Section 6 of this Offer and our right to reject any options that are not eligible or not properly tendered. Your participation in this Offer is completely voluntary.

      Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept, promptly after the expiration of the Offer, all properly tendered Eligible Options from persons who remain Eligible Participants on the expiration date of the Offer and that have not been validly withdrawn.

      Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether or not you should tender your Eligible Options for exchange. You must make your own decision whether to tender your Eligible Options (in consultation with your legal, financial or tax advisors).

      Lumenis' Ordinary Shares are quoted on NASDAQ under the symbol "LUME." On March 25, 2003, the closing price of our Ordinary Shares as reported on NASDAQ was $1.38 per share. We recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to elect to exchange your Eligible Options.

      This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC"), nor has the SEC passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                   HOW TO PARTICIPATE; HOW TO ACCEPT THE OFFER

      If you wish to accept this Offer, you must complete and sign the Election Form accompanying this Offer to Exchange and submit it via interoffice mail, hand delivery or fax (e-mail is not sufficient) to the contact person for you listed below so that the contact person receives it before the expiration date for the Offer. The expiration date is 11:59 p.m. Eastern Time on April 28, 2003, unless we extend the Offer to a later date (the "Expiration Date").

Country                     Contact Person      Contact Information
-------                     --------------      -------------------

U.S. based employees        Marty Brown         Fax #  +1-408-764-3948,
                                                phone#+1-408-764-3900,
                                                E-mail mbrown@lumenis.com

                                                2400 Condensa St.
                                                Santa Clara, CA 95051
                                                USA

European based employees    Jorine Wunneberg    Fax #+31-20-347-5098,
                                                Phone # +31-20-347-5064,
                                                E-mail  jwunneberg@lumenis.com

                                                Gondel 1
                                                1186 MJ Amstelveen
                                                The Netherlands

Israel based employees      Arnon Rosenberg     Fax # 04-9599130,
                                                Phone # 04-9599104,
                                                E-mail  arosenberg@lumenis.com

                                                Yokneam Industrial Park
                                                P.O.B. # 240
                                                Yokneam 20692
                                                Israel

Japan based employees       Tomoko Yamada       Fax #  +81-3-5789-8426,
                                                Phone # +81-3-5789-8378,
                                                E-mail  tyamada@lumenis.com

                                                No. 31 Kowa Bldg.
                                                3-19-1, Shirokanedai
                                                Minato-ku, Tokyo 108-0071
                                                Japan

China based employees       Eddy Zhang          Fax # +8610-6510-2621,
                                                Phone # +8610-6510-2620,
                                                E-mail ezhang@lumenis.com

                                                Unit 1018, Bright China ChangAn
                                                   Blvd.
                                                No. 7 Jianguomen Nei Ave.
                                                Beijing 100005
                                                China

Hong Kong based employees   HC Lee              Fax # + 852-2722-5151,
                                                Phone # +852-2174-2815,
                                                E-mail hc.lee@lumenis.com

                                                Unit Nos. 1517-18, Level 15,
                                                   Tower II
                                                Grand Century Place
                                                193 Prince Edward Road West
                                                Mongkok, Kowloon
                                                Hong Kong

      You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to the individuals indicated in the above list. Please be sure to include, in any e-mail message you send, a telephone number where you can be reached.

      If you wish to decline this Offer, we still request that you complete, sign and submit your Election Form, checking the box that states, "I decline to participate in the Offer". If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer. You do not need to return your option agreements for your Eligible Options in order to accept the Offer, as they will be automatically cancelled promptly following the Expiration Date if we accept your Eligible Options for exchange. However, you may be required to return your option agreements for tendered Eligible Options upon our request.

      If you accept this Offer, the number of shares for which the New Options may be exercised will be less than the number of Ordinary Shares you could purchase by exercising your Eligible Options.

      The exercise price of the New Options will be the closing price of our Ordinary Shares as reported on NASDAQ on the Date of Grant of the New Options. We do not know what the exercise price of the New Options will be, and therefore, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options tendered for exchange.

      The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your legal, financial or tax situation.

                            WITHDRAWAL OF ACCEPTANCE

      You may withdraw your exchange election by delivering, by interoffice mail, fax or hand delivery, the Withdrawal Form which accompanies this Offer to Exchange, properly completed and signed, to your same contact person as for the Election Form, prior to the Expiration Date. If you decide to withdraw your acceptance, you must withdraw all tendered Eligible Options.

              OFFER SUBJECT TO LEGAL REQUIREMENTS OF JURISDICTIONS.

      We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, Eligible Participants in any jurisdiction in which the Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to validly make this Offer to Eligible Participants in any such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with this Offer, other than the information and representations contained in this document and all annexes hereto. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SUMMARY TERM SHEET.............................................................6

RISKS OF PARTICIPATING IN THE OFFER...........................................14

THE OFFER.....................................................................15

  1.  NUMBER OF OPTIONS; EXPIRATION DATE......................................15

  2.  PURPOSE OF THE OFFER....................................................16

  3.  PROCEDURES..............................................................16

  4.  WITHDRAWAL RIGHTS.......................................................18

  5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF
      NEW OPTIONS.............................................................18

  6.  CONDITIONS OF THE OFFER.................................................19

  7.  PRICE RANGE OF ORDINARY SHARES..........................................21

  8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS................22

  9.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
      INVOLVING THE OPTIONS...................................................25

  10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER...............................................26

  11. LEGAL MATTERS; REGULATORY APPROVALS.....................................27

  12. MATERIAL INCOME TAX CONSEQUENCES........................................27

  13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT..........................34

  14. FEES AND EXPENSES.......................................................35

  15. INFORMATION ABOUT US....................................................35

  16. FORWARD LOOKING STATEMENTS; MISCELLANEOUS...............................38

                               SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about this offer. We urge you to read carefully this entire Offer to Exchange document and the accompanying documents because the information contained in this summary is not complete. We have included references to the relevant section of this Offer to Exchange document where you can find a more complete description of the topics than in this Summary Term Sheet.

Q1    WHAT IS THE OFFER TO EXCHANGE PROGRAM?

      It is a voluntary program permitting Eligible Participants (as defined below) to exchange their options to purchase Ordinary Shares of the Company with an exercise price per share of $6.00 or more (the "Eligible Options") for New Options to purchase a number of Ordinary Shares which is determined based on the following exchange ratio:

            Exercise Price of
             Eligible Option
                tendered            Number of New Options
            -----------------       ---------------------

             $6.00 - $14.99     Per each 3 Eligible Options, 1
                                          New Option

             $15.00 or more     Per each 4 Eligible Options, 1
                                          New Option

We refer to this as the "Offer". Thus the number of Lumenis Ordinary Shares that you will receive in exchange for the Eligible Options which you tender will depend on the exercise price of your Eligible Options and the number of Eligible Options you hold.

      For non-Israeli Eligible Participants and Eligible Participants who are members of the Advisory Group (as described in the answer to Q5 below), the New Options will be granted under our 1999 Share Option Plan (the "1999 Plan") or 2000 Share Option Plan (the "2000 Plan"), generally under the same Plan as the tendered Eligible Option had been issued. For Israeli Eligible Participants (other than members of the Advisory Group), the New Options will be granted under our Israel 2003 Share Option Plan (the "Israel Plan"). The exercise price per Ordinary Share of the New Options will equal the closing price of our Ordinary Shares as reported on NASDAQ on the date of grant of the New Options. The New Options that will be granted to you in the exchange will be awarded within two business days following the expiration date of the Offer, or as promptly as practicable thereafter (the "Date of Grant"). The expiration date of the Offer is 11:59 P.M., Eastern (New York City) Time on April 28, 2003, unless we extend the Offer to a later date (the "Expiration Date"). The New Options will vest in four equal installments every six months over a 24-month period commencing on the Date of Grant of the New Options (i.e., the first installment will vest six months after the Date of Grant). The New Options will have an eight-year term, subject to earlier termination if your employment with us or service on the Advisory Group terminates. You will receive your new grant letter within approximately one week after the Date of Grant. See Section 8 of the Offer to Exchange.

Q2    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering to exchange all Eligible Options, whether vested or unvested, currently outstanding under our option plans that are held by Eligible Participants. If you wish to accept this Offer with respect to any Eligible Option, you must exchange all of your Eligible Options.

      As of March 17, 2003, there were Eligible Options to purchase 4,140,527 Ordinary Shares of Lumenis that have an exercise price per share of $6.00 or more. See Section 1 of the Offer to Exchange.

Q3    WHY ARE WE MAKING THE OFFER?

      We believe that our success depends on the retention and motivation of our employees. In light of the Company's recent financial results and recent stock market volatility, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Ordinary Shares. By making this Offer, we intend to maximize shareholder value by motivating our employees by creating better performance incentives and allowing them to share in the Company's financial gains if the Company does well in the future. We are also making this Offer to decrease our number of outstanding stock options and the corresponding dilutive effect that these stock options have on our Ordinary Shares. This program is voluntary and will allow employees to choose whether to keep their Eligible Options at their current exercise price and vesting schedule, or to surrender them in exchange for a smaller number of options at a probably lower exercise price, and with a different vesting schedule. The vesting schedule for your New Options may be less favorable than that for your Eligible Options.

Q4    ARE THERE CONDITIONS TO THE OFFER?

      Yes. The Offer and the grant of New Options are subject to a number of conditions, with regard to events that could occur prior to the expiration of the Offer, or prior to the Date of Grant of the New Options. These events include, among other things, a change in accounting principles affecting the Offer, a lawsuit challenging the Offer, a third-party tender offer for our Ordinary Shares or other acquisition proposal. These and various other conditions are more fully described in Section 5 and 6 of this Offer. We also reserve the right, in our discretion, to amend the Offer in any respect or extend the Expiration Date (thereby delaying acceptance of options tendered for exchange). (Section 13).

      The Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Options being exchanged, although if you elect to participate, you will be required to exchange all your Eligible Options (i.e., all your options which have an exercise price of $6.00 per share or more).

Q5    WHO CAN PARTICIPATE IN THE OFFER?

      The Offer is available to Eligible Participants. "Eligible Participants" are all holders of Eligible Options who are employees or members of our medical advisory board ("Advisory Group"), including executive officers of Lumenis or its subsidiaries, who are actively employed or are on an authorized short-term leave of absence. Members of the Board of Directors of Lumenis are not eligible to participate in this Offer.

      As discussed below in Sections 1 and 5, we will grant the New Options within two business days after the Expiration Date, or as soon as practicable thereafter. If you are not continuously employed by Lumenis or by one of its subsidiaries (for any reason, including termination for cause, or otherwise), not continuously in active service (i.e., you are on a leave of absence that has not been approved by our Chief Financial Officer during any portion of the period) with Lumenis or one of its subsidiaries or not a member of the Advisory Group from the date on which you tender your Eligible Options through the Date of Grant of the New Options, you will not receive any New Options. See Sections 1 and 5 of the Offer to Exchange.

Q6 AM I ELIGIBLE TO PARTICIPATE IN THE OFFER IF MY EMPLOYMENT TERMINATES BEFORE THE EXPIRATION DATE?

      No. If, for any reason, you are not an employee of Lumenis or any of its subsidiaries from the date you tender your Eligible Options through the Expiration Date of the Offer (11:59 p.m. New York City time on April, 28 2003, but which we may extend) or you cease to be a member of the Advisory Group during such period, you will not be eligible to participate in the Offer. Your tender of Eligible Options will be automatically rejected if your employment or Advisory Group membership terminates prior to the Expiration Date. You will retain your Eligible Options, which will thereafter expire in accordance with their existing post-termination exercise provisions. See Section 5 of the Offer to Exchange.

      Participation in the Offer does not confer upon you any right to remain in the employ of Lumenis or any of its subsidiaries. See Section 5 of the Offer to Exchange.

Q7 IF I TENDER OPTIONS IN THIS OFFER, ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE IN ORDER TO RECEIVE THE NEW OPTIONS?

      To receive a grant of New Options pursuant to the Offer, you must be eligible to receive options pursuant to the 1999 Plan and 2000 Plan, and for Israeli employees, pursuant to the Israel Plan, from the date you tender your Eligible Options through the date we grant the New Options; i.e., you must be continuously and actively employed by, or on an authorized short-term leave of absence from, Lumenis or one of its subsidiaries, or you must continuously act as a member of the Advisory Group, from the date you tender Eligible Options for exchange through, and including, the Date of Grant of the New Options. An employee who is on an authorized leave of absence, including a short-term disability leave, is considered to be an employee of Lumenis or one of its subsidiaries.

      The consequences of your relationship with Lumenis ending before the Expiration Date is covered in the answer to the preceding Question 6. If your employment or Advisory Group membership ends during the short interval after the Expiration Date and cancellation of your Eligible Options but before the Date of Grant, you will not receive any New Options or any other consideration in exchange for your Eligible Options that we have accepted for exchange and cancelled.

      Participation in the Offer does not confer upon you any right to remain in the employment of Lumenis or any of its subsidiaries. Unless you have entered into a valid contractual arrangement with Lumenis or its subsidiaries that provides for a minimum term of employment, you are employed on an "at-will" basis. As an at-will employee, your continued employment is at the will and sole discretion of Lumenis or any of its subsidiaries. Although we anticipate that the Date of Grant of the New Option will be within a few days after the Expiration Date of the Offer, we cannot guarantee or provide you with any assurances that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Lumenis or any of its subsidiaries until the Date of Grant of the New Options. See Section 5 of the Offer.

Q8 IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

      YOU HAVE TO EXCHANGE ALL OF YOUR ELIGIBLE OPTIONS in order to participate in the Offer. See Section 1 of the Offer to Exchange.

Q9    IF MY ELIGIBLE OPTIONS ARE NOT CURRENTLY VESTED CAN I EXCHANGE THEM?

      Yes. Your ability to elect to exchange Eligible Options does not depend on whether those Eligible Options have vested. See Section 3 of the Offer to Exchange.

Q10 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION GRANT THAT I HAVE PARTIALLY EXERCISED?

      Yes. However, only the unexercised portion covered by an Eligible Option grant may be exchanged if you elect to exchange a partially exercised Eligible Option. See Section 1 of the Offer to Exchange.

Q11   WHEN WILL I RECEIVE THE NEW OPTIONS?

      The New Options will be granted within two business days after the Expiration Date of the Exchange Offer, or as soon as practicable thereafter, which we call the Date of Grant. Our Board of Directors or Compensation Committee will select the actual Date of Grant, in accordance with the 1999 Plan, 2000 Plan and for Israeli employees, in accordance with the Israel Plan. However, if we extend the Expiration Date of the Offer, the Date of Grant of the New Options will also be delayed. You must be eligible to receive options pursuant to the 1999 Plan or 2000 Plan, as applicable, and for Israeli employees, in accordance with the Israel Plan, on the Date of Grant, in order to be granted the New Options.

Q12 HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE ELIGIBLE OPTIONS I ELECT TO EXCHANGE?

      The number of New Options that you receive for exchanging your Eligible Options will vary depending on the exchange ratios assigned to the exercise price of your Eligible Options and the number of your Eligible Options, as follows.

            Exercise Price of
             Eligible Option
                tendered            Number of New Options
            -----------------       ---------------------

             $6.00 - $14.99     Per each 3 Eligible Options, 1
                                          New Option

             $15.00 or more     Per each 4 Eligible Options, 1
                                          New Option

Q13   WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

      The exercise price of the New Options will be equal to the fair market value of our Ordinary Shares, i.e., the closing sale price of our shares as reported on NASDAQ on the Date of Grant of the New Options. See Section 8 of the Offer to Exchange.

      Because we will not grant New Options until after the Expiration Date, we cannot predict the exercise price of the New Options. It is possible, though not likely, that the New Options may have a higher exercise price than some or all or your current Eligible Options that are cancelled in the Offer and, therefore, your New Options could be worth less than your Eligible Options. We recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to tender your Eligible Options for exchange. See Section 7 of the Offer to Exchange for information concerning our share price during the past two years.

Q14   WHAT WILL BE THE VESTING PERIOD OF THE NEW OPTIONS?

      The New Options will vest in four equal six-month installments during a 24-month period commencing on the Date of Grant of the New Options (i.e., the first installment will vest six months after the Date of Grant).

Q15 WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

      No. The New Options will have a vesting schedule generally different from what the Eligible Options had. The New Options will have an eight-year term. Many of the Eligible Options have a ten-year term (some portion of which has already lapsed). So your Eligible Options may have a longer term (i.e., period during which they are exercisable) than the New Options you would receive in the exchange will have. The New Options will in many cases be subject to earlier termination in the event of a termination of the employee's employment with Lumenis or one of its subsidiaries than were the Eligible Options. All New Options will remain exercisable for 90 days following a termination of employment (other than for "Cause" as defined in the applicable Plan, in which case the New Options will be cancelled immediately) if they had been exercisable (i.e., both granted and vested) immediately prior to termination of employment. If you tender for exchange Eligible Options that were granted under the 2000 Plan, they may have a much longer post-termination exercised period than your New Options will have. See Section 8 of the Offer to Exchange.

      The New Options will be issued under the 1999 Plan or 2000 Plan, or for Israeli employees will be in accordance with the Israel Plan that was adopted by the Lumenis Board of Directors on March 26, 2003. The Israel Plan is subject to post-adoption approval by the Israeli tax authorities, which could require amendments to the Israel Plan in order to adjust it to the provisions of section 102 of the Israeli Tax Ordinance (New Version), 1961, as amended, and the regulations thereunder (see Section 12 of the Offer to Exchange). Except for Israeli employees, your New Options (including options of the Israeli members of the Advisory Group) will be granted under the same Plan that the Eligible Options which you tender pursuant to the Offer were granted under. The Israel Plan is substantially similar to the other Plans. So except as described in the preceding paragraph, the other terms of your New Options will be substantially similar to your exchanged Eligible Options. A copy of the 1999 Plan, 2000 Plan and the Israel Plan will be available for Eligible Participants' review at the offices of their contact persons listed in Q28 below. Please note that the terms, provisions and conditions of these three Plans are not identical.

Q16   IS THIS A REPRICING?

      Yes. We believe that the Offer constitutes an option repricing under current financial accounting rules. In an option repricing, an option would either be (a) immediately repriced or (b) cancelled and replaced with a New

Option within six months of the cancellation. An option repricing would result in some financial accounting consequences, as described below. See Section 10 of the Offer to Exchange.

Q17   WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY OPTIONS
      CANCELLED?

      We have a limited number of options available for grant to our employees. The grant of additional options, without the cancellation of outstanding Eligible Options, would reduce the number of options that are currently available for grant to our employees under our Plans and create additional dilution for our shareholders because the outstanding options under the Plans are, to a large extent, deeply "underwater" (i.e., the exercise price of these options is very substantially greater than the current trading price of our Ordinary Shares), we believe that it is in the best interests of the Company and our shareholders to offer this Exchange program. The Offer attempts to minimize the future dilutive impact of our ongoing employee stock option program while restoring the performance incentive which our stock option program is intended to provide. Consequently, Options that are cancelled pursuant to this Offer will become available for New Option grants and future option grants under the 1999 Plan, 2000 Plan and the Israel Plan. See Section 10 of the Offer to Exchange.

Q18 IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

      No. Whether you accept or reject the Offer will not affect your compensation, including any additional future grants of options. See Section 5 of the Offer to Exchange.

Q19   WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

      In accordance with existing laws in most of the jurisdictions in which we have subsidiaries, we believe you should not be required to recognize any taxable income at the time of the exchange. In countries where we believe a tax exposure exists for Eligible Participants, we may attempt to obtain from the relevant tax authorities an opinion of the tax status of such exchange. In some of these jurisdictions, the application of local taxation rules may have an impact which we have specifically covered in Section 12 of the Offer to Exchange.

      We recommend that you consult with your own tax advisor to determine the tax consequences of exchanging Eligible Options pursuant to the Offer, including under the laws of the countries that may apply to you. Lumenis is not responsible for any adverse tax or other financial consequences that may result from your voluntary participation in the Offer. See Section 12 of the Offer to Exchange.

Q20 IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

      The Offer will not change any of the terms of your Eligible Options if you do not accept the Offer.

Q21 WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I KNOW IF IT IS EXTENDED?

      The Offer expires on the Expiration Date, which is scheduled to be April 28, 2003, at 11:59 p.m. Eastern (New York City) Time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 11:59 p.m., Eastern Time, on the Expiration Date. See
Section 13 of the Offer to Exchange.

Q22 WHAT IF I TENDER ELIGIBLE OPTIONS AND LUMENIS UNDERGOES A CHANGE OF CONTROL, SUCH AS A MERGER, BEFORE THE NEW OPTIONS ARE GRANTED?

      If we undergo a change of control in a negotiated merger-type transaction prior to the grant of the New Options, it would be our intent to negotiate the terms of that transaction so that you could receive options to purchase securities of the acquiror. However, we have the right to take any action we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our and our shareholders' best interests, and change of control transactions could occur over which our negotiating power may be limited, which could result in your not being granted the New Options.

Q23 WHAT WILL MY NEW OPTION TYPE BE FOR U.S. TAX PURPOSES, INCENTIVE STOCK OPTIONS OR NON-QUALIFIED STOCK OPTIONS?

      If a tendered Eligible Option is a non-qualified stock option, the New Option received will also be a non-qualified stock option. If the tendered Eligible Option is an incentive stock option ("ISO"), the New Option received in exchange may also be an ISO to the extent it qualifies as such under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). See Section 12 of the Offer to Exchange.

Q24   WHAT WILL MY NEW OPTION TYPE BE FOR ISRAEL TAX PURPOSES.

      The New Options will be granted under the Israel Plan to employees that hold Eligible Options pursuant to Section 102 (as amended) of the Israeli Income Tax Ordinance [New Version] 1961 (the "Ordinance") and will be granted pursuant to Section 3(i) of the Ordinance to Israeli members of the Advisory Group that hold Eligible Options pursuant to Section 3(i) of the Ordinance. See Section 12 of the Offer to Exchange.

Q25   AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP
      UNDERWATER?

      We are conducting this Offer only at this time, considering the volatile stock market that has affected many companies. We expect this to be a one-time offer and we do not currently expect to offer it again in the foreseeable future. The price of our Ordinary Shares may or may not appreciate over the long term. Even if your New Options are underwater for some period of time after the Date of Grant, they may eventually have value. However, we can provide no assurance that the price of our Ordinary Shares will appreciate or that the New Options will have value in the future.

Q26 WHAT HAPPENS IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS OR THEY ARE NOT ACCEPTED?

      Nothing. If you choose not to tender your Eligible Options for exchange or if we do not accept your Eligible Options for exchange, they will remain outstanding until exercised, they expire in accordance with their terms or terminate sooner because you terminate employment with Lumenis or one of its subsidiaries or stop serving on the Advisory Board. The New Options will retain their current exercise price and vesting schedule. We currently expect that we will accept promptly after the Expiration Date all Eligible Options which have been properly tendered by Eligible Participants.

Q27   WHAT HAPPENS IF I ELECT TO PARTICIPATE IN THE OFFER, THEN I CHANGE MY
      MIND?

      To withdraw from participation in the Offer after submitting an Election From, you must properly complete and sign the Withdrawal Form accompanying this Offer to Exchange and deliver the completed Withdrawal Form, either by hand delivery, interoffice mail or fax to one of the applicable contact persons listed in the answer to Question 29 (Section 4).

Q28 WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE PLANS THAT DO NOT HAVE AN EXERCISE PRICE OF LESS THAN $6.00 PER SHARE AND ARE NOT ELIGIBLE FOR TENDER?

      The Offer will have no effect on options that have an exercise price of less than $6.00 per share and are, therefore, not eligible for tender in this Offer. Those options will remain outstanding in accordance with, and subject to, their current terms, whether or not you tender your Eligible Options. See
Section 5 of the Offer to Exchange.

Q29   WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

      If you wish to accept the Offer, you must complete the Election Form which accompanies this Offer to Exchange and submit it in accordance with its instructions by April 28, 2003 to your applicable contact person at the address, or by fax to the fax number, indicated in the table below. Your submission may be made by interoffice mail, hand delivery or fax. Election Forms must be submitted before 11:59 p.m., Eastern Time, on the Expiration Date. We will reject any Election Forms submitted after 11:59 p.m., Eastern Time, on the Expiration Date.

      If you have questions about participating in this Offer or delivering your Election Form, you may contact the applicable person in the table below. You should review carefully the Offer to Exchange and all accompanying documents, including the Election Form, before making your election.

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

U.S. based employees        Marty Brown        Fax #  +1-408-764-3948,
                                               phone#+1-408-764-3900,
                                               E-mail mbrown@lumenis.com

                                               2400 Condensa St.
                                               Santa Clara, CA 95051
                                               USA

European based employees    Jorine Wunneberg   Fax #+31-20-347-5098,
                                               Phone # +31-20-347-5064,
                                               E-mail jwunneberg@lumenis.com

                                               Gondel 1
                                               1186 MJ Amstelveen
                                               The Netherlands

Israel based employees      Arnon Rosenberg    Fax # 04-9599130,
                                               Phone # 04-9599104,
                                               E-mail arosenberg@lumenis.com

                                               Yokneam Industrial Park
                                               P.O.B. # 240
                                               Yokneam 20692
                                               Israel

Japan based employees       Tomoko Yamada      Fax #  +81-3-5789-8426,
                                               Phone # +81-3-5789-8378,
                                               E-mail tyamada@lumenis.com

                                               No. 31 Kowa Bldg.
                                               3-19-1, Shirokanedai
                                               Minato-ku, Tokyo 108-0071
                                               Japan

China based employees       Eddy Zhang         Fax # +8610-6510-2621,
                                               Phone # +8610-6510-2620,
                                               E-mail ezhang@lumenis.com

                                               Unit 1018, Bright China ChangAn
                                                  Blvd.
                                               No. 7 Jianguomen Nei Ave.
                                               Beijing 100005
                                               China

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

Hong Kong based employees   HC Lee             Fax # + 852-2722-5151,
                                               Phone # +852-2174-2815,
                                               E-mail hc.lee@lumenis.com

                                               Unit Nos. 1517-18, Level 15,
                                                  Tower II
                                               Grand Century Place
                                               193 Prince Edward Road West
                                               Mongkok, Kowloon
                                               Hong Kong

      If we extend the Offer beyond the current Expiration Date of April 28, 2003, then you must complete and submit the Election Form before the extended expiration of the Offer. We may reject any Eligible Options tendered to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the tender. Although we may extend, terminate or amend the Offer, we currently expect to accept all properly tendered Eligible Options from Eligible Participants promptly after 11:59 p.m., Eastern Time, on the Expiration Date. If you do not submit the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. See Section 3 of the Offer to Exchange.

Q30   HOW WILL LUMENIS' ACCEPTANCE OF THE OFFER BE COMMUNICATED?

      Promptly on or after April 28, 2003, the expected Expiration Date of the Offer, we will notify you of the number of Eligible Options that we have accepted for exchange by sending you an election and grant confirmation. Thereafter, you will receive a Grant Letter followed by an option agreement. If the Offer is extended by us beyond 11:59 p.m. Eastern time on April 28, 2003, we will announce it and notify you promptly after the extension of the Expiration Date of the Offer. See Section 3 of the Offer to Exchange.

Q31   WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

      Although our Board of Directors has approved this Offer, neither our management nor our Board of Directors makes any recommendation as to whether or not you should tender your Eligible Options. You must make your own decision on whether or not to tender Eligible Options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision whether or not to participate in this Offer.

                       RISKS OF PARTICIPATING IN THE OFFER

      Participating in the Offer involves a number of potential risks, including those described below. This list highlights briefly some of the material risks and is not necessarily complete. Eligible Participants should carefully consider these and other risks and are urged to consult with their own investment, tax, legal and financial advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly urge you to carefully read the remainder of this Offer to Exchange document before deciding whether to participate in the Offer.

If the price of our shares goes up substantially, your New Options will be worth less than your Eligible Options.

      If the price per share of our Ordinary Shares increases after the date your tendered Eligible Options are cancelled, each of your three or four canceled Eligible Options may have been worth more than the one New Option that you receive in exchange therefor. For example, if you tender options with an exercise price of $6.00 per share and in 2004 our price per share reaches $10.00, your one New Option will have a smaller "spread" than the three cancelled Eligible Options. This means that even if our share price continues to increase after the Date of Grant, your aggregate benefit from the New Options may be lower than the benefit you would have received had you not participated in the Offer.

If your employment terminates for any reason (including for cause or otherwise), prior to the grant of the New Options, you will receive no New Options.

      All tendered Eligible Options not withdrawn before the Expiration Date will be cancelled. Once your Eligible Options are cancelled, they cannot be reinstated. Accordingly, if your employment terminates for any reason (including for cause or otherwise), during the short interval after the Expiration Date and prior to the grant of the New Options, and notwithstanding that the grant of New Options is intended to occur shortly after the cancellation of tendered Eligible Options, you will have neither the benefit of the cancelled Eligible Options (which may have included a limited post-termination exercise period), nor will you receive any New Options.

If your employment terminates before your New Options vest, you may be disadvantaged.

      Even if you are granted New Options, they will not begin to vest until six months after the Date of Grant. If your employment terminates for any reason before your New Options have vested or fully vested, you will never be able to exercise the unvested options. If your Eligible Options are already vested, you would be able to exercise them at any time you chose prior to your termination of employment and during their applicable post-termination exercise period.

Your New Options may have a shorter exercise period.

      Many of the Eligible Options have a ten-year term; i.e., they are exercisable for ten years from the date they were granted. Some of the ten years have, of course, already lapsed. The New Options will have an eight-year term; they will expire eight years after the Date of Grant, subject to earlier termination if your employment with us or service on the Advisory Group terminates. Accordingly your New Options may have a shorter period during which they are exercisable, and expire sooner, than your Eligible Options. It is possible that Options that have little or no value when the eight-year term expires could come to have value if they continued to be exercisable for an additional period.

Your New Options may have a much shorter exercise period after your employment terminates.

      Many Eligible Options granted under the 2000 Plan continued to be exercisable after termination of employment (other than for "Cause") for the remainder of the original term of the Option. New Options will be exercisable for only 90 days after employment termination. As with Eligible Options, there is no post-termination exercise period for New Options when the termination is for "Cause." Accordingly, even if your New Options vest before your employment terminates, if your employment thereafter terminates, you will have only a very short period after termination to exercise your New Options. If your Eligible Options were granted under the 2000 Plan and you do not exchange them, you might have a much longer post-termination exercise period. It is possible that vested Options which have little or no value when your employment terminates could come to have significant value during an extended post-termination exercise period.

Your New Options will be subject to the general risks and uncertainties applicable to us.

      For a detailed discussion of the risks and uncertainties relating to our business, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 28, 2003, including the information under the caption "Forward Looking Statements and Risk Factors" in our Form 10-K. You may obtain our Form 10-K, without charge, by requesting it from your contact person (see the answer to Q29), and by the other methods described in Section 15 of the Offer to Exchange.

                                    THE OFFER

      Capitalized terms previously defined in the cover page of this Offer to Exchange or in the preceding Summary of Terms have the same meanings when used in the balance of this Offer to Exchange document.

1. NUMBER OF OPTIONS; EXPIRATION DATE.

      We are offering to grant New Options in exchange for Eligible Options held by Eligible Participants. Eligible Options are outstanding options held by Eligible Participants with an exercise price per share equal to six dollars ($6.00) or more that were granted under the Plans. See Section 8 of this Offer for a description of the calculation of the number of New Options you will receive upon exchange of your Eligible Options. Eligible Participants in the exchange program are all employees, including executive officers and consultants that serve as members of our medical Advisory Group, that are actively employed or on an authorized short-term leave of absence on March 28, 2003, and who remain employed on the Expiration Date, by Lumenis or its subsidiaries, excluding, however, members of the Board of Directors. If, for any reason, you are not an employee of Lumenis or any of its subsidiaries, not continuously on active service (i.e., you are on a leave of absence that has been approved by our Chief Financial Officer during any portion of the period) with Lumenis or one of our subsidiaries, or not a member of the Advisory Group, from the date you tender your Eligible Options through the Date of Grant, you will not be eligible to participate in the Offer and to be granted the New Options. Participation in the Offer does not confer upon you any rights to remain in the employ or to serve as a consultant of Lumenis or any of its subsidiaries.

      You must exchange all your Eligible Options. Our Offer is subject to the terms and conditions described in this Offer. We will only accept Eligible Options that are properly tendered for exchange and not validly withdrawn in accordance with Section 5 of this Offer before the Expiration Date.

      New Options will be awarded to non-Israeli employees who are Eligible Participants and to Advisory Group members who are Eligible Participants under our 1999 Plan or 2000 Plan, under the same plan as the tendered Eligible Options. New Options will be awarded to Israeli employees that are Eligible Participants under the Israel Plan. To receive a grant of New Options pursuant to the Offer and under the terms of the 1999 Plan, 2000 Plan or the Israel Plan, an employee and member of the Advisory Group must be eligible to receive New Options pursuant to the 1999 Plan, 2000 Plan or the Israel Plan, as applicable, from the date he or she tenders Eligible Options through the Date of Grant.

      The exercise price of the New Options will be equal to the fair market value of Lumenis' Ordinary Shares, i.e., the closing price of our Ordinary Shares as reported on NASDAQ on the Date of Grant. See Section 8 of the Offer.

      Because we will not grant New Options until shortly after the Expiration Date, we cannot predict the exercise price of the New Options. It is possible that the New Options may have a higher exercise price than some or all of your Eligible Options that are cancelled in the Offer, or that the exercise price of the New Options will not be sufficiently lower to compensate for the fact that you will have only 1/3 or 1/4 as many options. Therefore, your New Options could be worth less than your Eligible Options. We recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to tender your Eligible Options.

      The Expiration Date of this Offer is 11:59 p.m., Eastern Time, on April 28, 2003, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the "Expiration Date" will refer to the latest time and date at which the Offer expires. See Section 13 of the Offer for a description of our rights to extend, delay, terminate and amend the Offer.

      We will give notice if we decide to take any of the following actions:

      o increase or decrease the number of New Options that we will grant you in exchange for your Eligible Options;

      o increase or decrease the number of Eligible Options that may be exchanged in the Offer; or

      o     extend, delay, terminate or amend the Offer.

2.    PURPOSE OF THE OFFER.

      Many of our outstanding options, regardless of exercisability, have exercise prices that are significantly higher than the current market price of our Ordinary Shares. By making this Offer, we intend to maximize shareholder value by creating better performance incentives for and rewarding contributions from our employees and providing our employees with the opportunity to acquire or increase a proprietary interest in the Company, thereby creating a stronger incentive for our employees to enhance our growth and success.

      We are also making this Offer to decrease the number of options that we have outstanding under our stock option plans, thereby decreasing the dilutive effect of the outstanding options on our Ordinary Shares. We are utilizing this Offer to attempt to decrease the number of outstanding options and the corresponding dilution to our Ordinary Shares by exchanging Eligible Options for a lesser number of New Options.

      If you accept this Offer, the number of shares you may be able to purchase by exercising your New Options will be less than the number of shares you could have purchased by exercising your Eligible Options. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial, legal or tax situation.

      Neither the Company nor its Board of Directors make any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment, financial and/or tax advisors. You must make your own decision whether to exchange your Eligible Options.

3. PROCEDURES

      Making Your Election. If you wish to accept this Offer, you must properly complete and sign the Election Form which accompanies this Offer to Exchange and submit it via interoffice mail, hand delivery or fax to the contact person listed below so that it is received by your contact person no later than 11:59 p.m., Eastern time, on the Expiration Date (11:50 p.m. Eastern Time on April 28,
2003).

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

U.S. based employees        Marty Brown        Fax #  +1-408-764-3948,
                                               phone#+1-408-764-3900,
                                               E-mail mbrown@lumenis.com

                                               2400 Condensa St.
                                               Santa Clara, CA 95051
                                               USA

European based employees    Jorine Wunneberg   Fax #+31-20-347-5098,
                                               Phone # +31-20-347-5064,
                                               E-mail jwunneberg@lumenis.com

                                               Gondel 1
                                               1186 MJ Amstelveen
                                               The Netherlands

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

Israel based employees      Arnon Rosenberg    Fax # 04-9599130,
                                               Phone # 04-9599104,
                                               E-mail arosenberg@lumenis.com

                                               Yokneam Industrial Park
                                               P.O.B. # 240
                                               Yokneam 20692
                                               Israel

Japan based employees       Tomoko Yamada      Fax #  +81-3-5789-8426,
                                               Phone # +81-3-5789-8378,
                                               E-mail tyamada@lumenis.com

                                               No. 31 Kowa Bldg.
                                               3-19-1, Shirokanedai
                                               Minato-ku, Tokyo 108-0071
                                               Japan

China based employees       Eddy Zhang         Fax # +8610-6510-2621,
                                               Phone # +8610-6510-2620,
                                               E-mail ezhang@lumenis.com

                                               Unit 1018, Bright China ChangAn
                                                  Blvd.
                                               No. 7 Jianguomen Nei Ave.
                                               Beijing 100005
                                               China

Hong Kong based employees   HC Lee             Fax # + 852-2722-5151,
                                               Phone # +852-2174-2815,
                                               E-mail hc.lee@lumenis.com

                                               Unit Nos. 1517-18, Level 15,
                                                  Tower II
                                               Grand Century Place
                                               193 Prince Edward Road West
                                               Mongkok, Kowloon
                                               Hong Kong

      The instructions regarding where and to whom you should return your signed Election Form are also included in the Election Form.

      If you wish to decline this Offer, we still request that you complete, sign and submit an Election Form, checking the box that states, "I decline to participate in the Offer". If you do not submit an Election Form prior to the Expiration Date, or if you submit an incomplete or incorrectly completed form, you will be considered to have rejected the Offer. You do not need to return your option agreements for your Eligible Options in order to accept the Offer as they will be cancelled automatically if we accept your Eligible Options for exchange. You will, however, be required to return your option agreements for your Eligible Options upon our request. The delivery of the Election Form and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by the applicable contact person listed above.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility and acceptance of any election to participate in the Offer. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options tendered for exchange to the extent that we determine they were not properly or timely executed or delivered or to the extent that we determine that it would be unlawful to accept the Eligible Options tendered. Otherwise, we will accept properly and timely tendered Eligible Options from persons who remain Eligible Participants on the Expiration Date that have not been validly withdrawn prior to the Expiration Date. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular option holder. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the option holder exchanging the Eligible Options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options or in an Election Form, and no one will be liable for failing to give notice of any defects or irregularities.

      Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Options and you do so according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Options that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

      Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

      By electing to participate in the Offer, you are tendering all of your Eligible Options for exchange pursuant to the Offer. You may change your election and withdraw your options from the Offer only if you comply with the provisions of this Section 4.

      You have the right to change your election and withdraw your options from the Offer at any time before the Expiration Date (11:59 p.m. Eastern Time) on April 28, 2003. If we extend the Expiration Date of this Offer, you have the right to withdraw your options at any time until the extended expiration date of the Offer. In addition, in accordance with Rule 13e-4(f)(ii) under the Securities Exchange Act of 1934, as amended, if we do not accept your options for exchange on or before May 22, 2003 (the 40th business day from the commencement of the Offer), you may withdraw your Eligible Options at any time thereafter, beginning at 12:00 a.m. Eastern Time on May 23, 2003 until they are accepted and cancelled.

      To validly withdraw your options from participation in the Offer after you have submitted an Election Form, you must properly complete and sign the Withdrawal Form accompanying this Offer to Exchange and deliver the completed Withdrawal Form, either by interoffice mail, hand delivery or fax to your contact person listed in Section 3, not later than 11:59 p.m. Eastern Time on April 28, 2003 or such later date and time to which we may extend this Offer.

      You may not withdraw less than all of your Eligible Options from participation in the Offer. Once you have withdrawn your tendered options, you may tender those options again only by following the procedures for electing to participate described in Section 3 prior to the Expiration Date of the Offer. You can obtain another Election Form to make this new election to participate from your Contact Person listed in Section 3. The new Election Form must be signed and dated after your original Election Form and after your Withdrawal Form.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Election Forms and Withdrawal Forms. Our determinations of these matters will be final and binding on all parties.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS.

      On the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the Expiration Date, we will accept the Eligible Options for exchange and cancel all Eligible Options properly tendered and not validly withdrawn before the Expiration Date. The Expiration Date is currently scheduled to be April 28, 2003, but that date may be extended. We expect to cancel Eligible Options on the business day following the Expiration Date, and we expect that you will be granted the New Options by April 30, 2003, which is two business days following the date on which your Eligible Options tendered were cancelled, or promptly thereafter. If the Expiration Date of the Offer is extended, then the Date of Grant of the New Options will be correspondingly extended in order to ensure that the Date of Grant of the New Options will be two business days, or promptly thereafter, following the date on which the Eligible Options are cancelled. Our Board of Directors or its

Compensation Committee will select the actual Date of Grant, in accordance with the 1999 Plan, 2000 Plan and the Israel Plan.

      It is important to note the effect of the cancellation of tendered Eligible Options. You will not be able to exercise tendered Eligible Options once they have been cancelled. You will not be able to exercise the New Options until they are granted and vested. Accordingly, from the date the tendered Eligible Options are cancelled through the Date of Grant and initial vesting of the New Options, there will be a period during which you will not be able to purchase our Ordinary Shares, either under the cancelled Eligible Options or under the New Options, that could otherwise have been purchased under the tendered Eligible Options had they not been cancelled. Further, if for any reason (including termination for cause, or otherwise) you are not, from the date on which you tender Eligible Options through the Date of Grant of the New Options, continuously (i) employed by us or one of our subsidiaries, (ii) on active service with us or one of our subsidiaries (i.e., on a leave of absence that has been approved by our Chief Financial Officer) or (iii) a member of the Advisory Group, then you will not receive any New Options. If you tender Eligible Options and then your employment or your consulting agreement terminates on or before the Expiration Date, the Eligible Options you tendered will be rejected because you will not be an Eligible Participant. You will retain your Eligible Options, but they will expire in accordance with their existing post-termination exercise provisions.

      We will give you notice of our acceptance for exchange and cancellation of all Eligible Options validly tendered and not properly withdrawn as of the Expiration Date. We will notify you promptly after the Expiration Date if we reject your election.

      To receive a grant of New Options pursuant to the Offer, you must also be eligible to receive New Options pursuant to the 1999 Plan and 2000 Plan, as applicable, and, with respect to Israeli employees that are option holders, the Israel Plan, i.e., you must be continuously and actively employed by Lumenis or one of our subsidiaries, or be a member of the Advisory Group, or be on an authorized short-term leave of absence from Lumenis or one of its subsidiaries, on the Date of Grant of the New Options, under the same Plan as the Eligible Options which you tendered were granted under (or for Israeli option holders, under the Israel Plan). Accordingly, if your employment or Advisory Group membership terminates during the short interval between the Expiration Date and the Grant Date you will not receive any New Options, even if your Eligible Options have been cancelled. An employee who is on an authorized short-term leave of absence is considered to be an employee of Lumenis or one of its subsidiaries.

      Participation in the Offer does not confer upon you any right to remain in the employ of Lumenis or any of its subsidiaries. Unless you have entered into a valid contractual arrangement with Lumenis or its subsidiaries that provides for a minimum term of employment, you are employed by Lumenis or one of its subsidiaries on an "at-will" basis. As an at-will employee, your continued employment is at the will and sole discretion of Lumenis or one of its subsidiaries. We cannot guarantee or provide you with any assurances that you will not be subject to involuntary termination or that you will otherwise remain in the employ of Lumenis or any of its subsidiaries until the Date of Grant or vesting of the New Options.

      For purposes of the Offer, we will be deemed to have accepted for exchange Eligible Options that are validly tendered and not properly withdrawn prior to the Expiration Date or rejected because your employment terminates before the Expiration Date, as, if and when we give oral or written notice to Eligible Participants of our acceptance for exchange of such Eligible Options. Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all Eligible Options properly tendered by Eligible Participants that are not validly withdrawn or rejected due to termination of employment prior to the Expiration Date.

      Upon acceptance of tendered Eligible Options for exchange, we will cancel the tendered Eligible Options and promptly send each Eligible Participant tendering Eligible Options a notification letter indicating the number of Eligible Options that we have accepted for exchange and the corresponding number of New Options he or she will be granted.

6. CONDITIONS OF THE OFFER.

      We will not be required to accept any Eligible Options that you elect to exchange, and we may extend, terminate or amend the Offer, or postpone our acceptance and cancellation of Eligible Options that you elect to exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time before the Expiration Date, we determine that an event has occurred that, in our reasonable judgment, will likely have a material adverse effect on us or on our ability to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

      1. any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is pending or threatened before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered Eligible Options, the issuance of the New Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer.

      2. any action is pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, may:

            (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the New Options, or otherwise restrict or prohibit consummation of the Offer or otherwise adversely affect the Offer;

            (b) delay or restrict our ability, or render us unable, to accept some or all of the Eligible Options for exchange and cancellation or to issue New Options in exchange for some or all or the tendered Eligible Options;

            (c) materially impair the benefits we believe we will receive from the Offer; or

            (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects.

      3.    there is:

            (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Israel, whether or not mandatory;

            (c) war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Israel;

            (d) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Israel;

            (e) any change in the general political, market, economic or financial conditions in the United States, Israel or elsewhere that could have a material effect on the business, condition, operation or prospects of Lumenis or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

            (f) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

            (g) a tender or exchange offer with respect to some or all of our share capital, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed.

      4.    one or more of the following has occurred:

            (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Ordinary Shares (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the commencement date of the Offer);

            (b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the commencement date of the Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Ordinary Shares and such acquisition should be reported on a Schedule 13D; or

            (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

      5. There shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes other than as we describe in Section 10.

      6. Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in an actual or threatened material adverse change in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be materially adverse to us.

      The conditions to the Offer are for our benefit. We may assert a condition to the Offer in our reasonable discretion before the Expiration Date and we may waive any condition to the Offer, other than those subject to applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

      Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning any events described in this
Section 6 will be final and binding upon all parties.

      We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly tendered for exchange by persons who remain Eligible Participants on the Expiration Date and have not been validly withdrawn.

7. PRICE RANGE OF ORDINARY SHARES.

      Our Ordinary Shares are quoted on NASDAQ under the symbol "LUME". The following table shows, for the periods indicated, the high and low sales prices per share of our Ordinary Shares as reported by NASDAQ.

      Quarter ended                                       High       Low
      -------------                                       ----       ---

      2002
      December 31, 2002                                   $4.67      $1.80
      September 30, 2002                                  $6.55      $2.88
      June 30, 2002                                      $10.64      $3.30
      March 31, 2002                                     $23.35      $7.30

      Quarter ended                                       High       Low
      -------------                                       ----       ---

      2001
      December 31, 2001                                  $21.07     $15.60
      September 30, 2001                                 $30.05     $18.71
      June 30, 2001                                      $30.24     $23.50
      March 31, 2001                                     $24.06     $10.94

      On March 25, 2003, the last reported sale price of our Ordinary Shares as reported by NASDAQ was $1.38.

      Our stock price has been, and in the future may be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. We recommend that you obtain current market quotations for our Ordinary Shares before deciding whether to elect to tender your Eligible Options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.

      The sole consideration that you will receive for the exchange of your Eligible Options will be the grant of the New Options as provided in this Offer. The number of New Options you will receive will be determined based on the exercise prices of the options which you tender, as follows:

            Exercise Price of
             Eligible Option
                tendered            Number of New Options
            -----------------       ---------------------

             $6.00 - $14.99     Per each 3 Eligible Options, 1
                                          New Option

             $15.00 or more     Per each 4 Eligible Options, 1
                                          New Option

      For example, if you hold and tender an Eligible Option to purchase 100 Ordinary Shares of Lumenis, at an exercise price per share of $15, you will receive in exchange New Options to purchase 25 Ordinary Shares of Lumenis, at an exercise price per share equal to the closing price of Lumenis Ordinary Shares as reported on NASDAQ on the Date of Grant of the New Options. Fractional grants will be rounded upwards. Moreover, members of the Advisory Group that are residents of Israel will only be entitled to New Options pursuant to the 1999 Plan or 2000 Plan (not the Israel Plan) and subject to Section 3(i) of the Israeli Income Tax Ordinance [New Version], 1961, as further described in
Section 12 below.

      As of March 17, 2003, options to purchase 11,065,081 Ordinary Shares were issued and outstanding under the Plans, of which 4,140,527 are Eligible Options. The Eligible Options represent approximately 37.42% of all options outstanding under all of our stock option plans as of March 17, 2003.

      If we receive and accept tenders of all outstanding Eligible Options, we will grant New Options to purchase a total of approximately 1,199,883 Ordinary Shares and the aggregate Ordinary Shares issuable upon exercise of all New Options will equal approximately 3.25% of the total number of Lumenis Ordinary Shares issued and outstanding as of March 17, 2003.

Terms of New Options.

      For non-Israeli Eligible Participants and for members of the Advisory Group, the New Options will be granted under the 1999 Plan or 2000 Plan, generally under the same Plan as the tendered Eligible Option was issued. For Israeli employees that are Eligible Participants, the New Options will be granted under the Israel Plan, which is substantially similar to the other Plans. Accordingly the New Options will in many respects be granted under the same terms and conditions as the related Eligible Options cancelled pursuant to the Offer. However, the New Options will have a different vesting schedule, term (i.e., exercise period) and post-termination exercise period than the Eligible Options. Depending largely on how long you have already held your Eligible Options, New Options you receive may have a shorter or longer term than the balance of the term of your Eligible Options. If you tender for exchange Eligible Options granted under the 2000 Plan, your New Options may have a shorter post-termination exercise period than your Eligible Options had. Copies of the 1999 Plan, 2000 Plan and the Israel Plan will be available to Eligible Participants' without charge from the contact persons (listed below). The New Options will be issued pursuant to new option agreements under the applicable Plan.

      The 1999 Plan was adopted by Lumenis shareholders at their annual general meeting held on May 30, 2000, the 2000 Plan was adopted by Lumenis shareholders at their annual general meeting held on July 16, 2001, and the Israel Plan was adopted by the Lumenis Board of Directors on March 26, 2003. The Israel Plan is subject to post-adoption approval by the Israeli tax authorities, which could require amendments to the Israel Plan in order to adjust it to the provisions of section 102 of the Israeli Tax Ordinance (New Version), 1961, as amended, and the regulations thereunder.

      An Eligible Participant who tenders Eligible Options that are accepted for exchange and cancelled pursuant to this Offer will receive a grant of New Options only if such Eligible Participant is eligible to receive options pursuant to the 1999 Plan, 2000 Plan, and, for Israeli employee optionholders, pursuant to the Israel Plan, as applicable, from the date he or she tenders the Eligible Options through, and including, the Date of Grant of the New Options. You will not be eligible to receive the New Options on the Date of Grant of the New Options if you are not employed by us or one of our subsidiaries (or on an approved leave of absence), or you are not a member of the Advisory Group.

      The following summary description of certain provisions of the 1999 Plan, 2000 Plan and Israel Plan and related option agreements is a summary, and is not complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1999 Plan, 2000 Plan, the Israel Plan and the form of option agreement under the 1999 Plan, 2000 Plan and Israel Plan. The New Options will be subject to the terms and conditions of the 1999 Plan, 2000 Plan, and for Israeli employees that are option holders, of the Israel Plan, under which they will be granted and the applicable option agreement. Please contact the applicable person listed below to request copies of the 1999 Plan, 2000 Plan or the Israel Plan and a current form of option agreement. Copies will be provided promptly and at our expense.

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

U.S. based employees        Marty Brown        Fax #  +1-408-764-3948,
                                               phone#+1-408-764-3900,
                                               E-mail mbrown@lumenis.com

                                               2400 Condensa St.
                                               Santa Clara, CA 95051
                                               USA

European based employees    Jorine Wunneberg   Fax #+31-20-347-5098,
                                               Phone # +31-20-347-5064,
                                               E-mail jwunneberg@lumenis.com

                                               Gondel 1
                                               1186 MJ Amstelveen
                                               The Netherlands

Israel based employees      Arnon Rosenberg    Fax # 04-9599130,
                                               Phone # 04-9599104,
                                               E-mail arosenberg@lumenis.com

                                               Yokneam Industrial Park
                                               P.O.B. # 240
                                               Yokneam 20692
                                               Israel

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

Japan based employees       Tomoko Yamada      Fax #  +81-3-5789-8426,
                                               Phone # +81-3-5789-8378,
                                               E-mail tyamada@lumenis.com

                                               No. 31 Kowa Bldg.
                                               3-19-1, Shirokanedai
                                               Minato-ku, Tokyo 108-0071
                                               Japan

China based employees       Eddy Zhang         Fax # +8610-6510-2621,
                                               Phone # +8610-6510-2620,
                                               E-mail ezhang@lumenis.com

                                               Unit 1018, Bright China ChangAn
                                                  Blvd.
                                               No. 7 Jianguomen Nei Ave.
                                               Beijing 100005
                                               China

Hong Kong based employees   HC Lee             Fax # + 852-2722-5151,
                                               Phone # +852-2174-2815,
                                               E-mail hc.lee@lumenis.com

                                               Unit Nos. 1517-18, Level 15,
                                                  Tower II
                                               Grand Century Place
                                               193 Prince Edward Road West
                                               Mongkok, Kowloon
                                               Hong Kong

      EXERCISE PRICE. The exercise price of each option is determined by the Board of Directors or its Compensation Committee. It is intended that the exercise price of the New Options to be granted pursuant to this Offer will equal the fair market value of our Ordinary Shares on the Date of Grant. In accordance with the terms of the 2000 Plan and the Israel Plan, the fair market value of an Ordinary Share on any relevant date will be the closing sale price per share as reported on NASDAQ on that date.

      VESTING. The New Options will vest in four equal installments every six months over 24 months commencing on the Date of Grant (i.e., the first installment will vest six months after the Date of Grant), all subject to earlier termination in accordance with the 1999 Plan, 2000 Plan and the Israel Plan (for Israeli employees that are Eligible Participants), as applicable.

      TERM. Subject to the provisions of the applicable Plan, the New Options will have an eight-year term, and are subject to earlier termination in the event of a termination of the employee's employment with us or one of our subsidiaries or termination of service on the Advisory Group. All exercisable New Options will generally remain exercisable for a 90 day period following a termination of employment (other than for "Cause" as defined in the 1999 Plan, 2000 Plan and the Israel Plan).

      METHOD OF EXERCISING OPTIONS. At any time following the date on which options vest and become exercisable, the option holder may exercise the vested options by providing us with (1) a written notice identifying the option and stating the number of Ordinary Shares that the optionholder desires to purchase, and (2) payment in full of the aggregate price per share for the Ordinary Shares then being acquired in the manner set forth in the 1999 Plan, 2000 Plan, and the Israel Plan for Israeli employees that are Eligible Participants, as applicable.

      OPTIONHOLDERS RIGHTS. Option holders have no shareholder rights with respect to the Ordinary Shares that are subject to the New Options until the options are exercised and the shares are purchased in accordance with the provisions of the 1999 Plan, 2000 Plan and for Israeli option holders, pursuant to the Israel Plan, as applicable.

Nothing in the 1999 Plan, 2000 Plan or the Israel Plan confers upon any option holder any right to continued employment.

      You should refer to Section 12 for a discussion of the income tax consequences of accepting or rejecting this Offer to tender Eligible Options.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE OPTIONS.

      Our directors and executive officers, their positions and offices and their ownership of options, as of March 17, 2003, are set forth in the following table:

                                      NUMBER OF
                                      OPTIONS TO                               PERCENTAGE
                                       PURCHASE    PERCENTAGE OF   NUMBER OF    OF TOTAL
                                       ORDINARY    TOTAL OPTIONS   ELIGIBLE     ELIGIBLE
     NAME             POSITION          SHARES      OUTSTANDING     OPTIONS      OPTIONS
---------------   -----------------   ----------   -------------   ---------   ----------
Sagi Genger        Chief Operating      490,000         4.43%       390,000      9.42%
                       Officer

Kevin Morano       Chief Financial      300,000         2.71        200,000      4.83
                       Officer

Yossi Gal          Executive Vice       140,125         1.21        120,125      2.90
                    President of
                   Human Resources

Wade Hampton       Executive Vice        50,000         0.45              0      0
                  President of the
                  Medical Business
                        Unit

Moshe Grencel      Executive Vice       160,000         1.45        125,000      3.02
                    President of
                  Global Operations

Stephen Kaplitt    Executive Vice        70,000         0.63         60,000      1.45
                    President and
                   General Counsel

Sharon Levita      Executive Vice        79,000         0.71         64,000      1.55
                     President,
                       Finance

Nina Peled         Executive Vice        60,000         0.54              0      0
                    President of
                     Regulatory
                     Affairs and
                  Quality Assurance

Alon Maor          Executive Vice       205,000         1.85        155,000      3.74
                     President,
                      Aesthetic
                    Business Unit

Franz Krammer      Executive Vice        60,000         0.54         20,000      0.48
                  President, Europe

Zhai Qiying        Executive Vice        51,800         0.47         41,000      0.99
                   President, Asia

Shlomo Alkalay     Executive Vice        40,000         0.36         40,000      0.97
                    President and
                        Chief
                     Information
                       Officer

                                      NUMBER OF
                                      OPTIONS TO                               PERCENTAGE
                                       PURCHASE    PERCENTAGE OF   NUMBER OF    OF TOTAL
                                       ORDINARY    TOTAL OPTIONS   ELIGIBLE     ELIGIBLE
     NAME             POSITION          SHARES      OUTSTANDING     OPTIONS      OPTIONS
---------------   -----------------   ----------   -------------   ---------   ----------
Jacob Frenkel      Chairman of the      808,500         7.31              0      0
                        Board

Arie Genger        Chief Executive    1,350,000        12.20              0      0
                  Officer and Vice
                      Chairman

Sash Spencer          Director           99,000         0.89              0      0

Zeev Tadmor           Director           80,000         0.72              0      0

Phillip Friedman      Director          110,000         0.99              0      0

Mark Tabak            Director          110,000         0.99              0      0

Thomas Hardy          Director           10,000         0.09              0      0

Darell Rigel          Director          110,000         0.99              0      0

Aharon Dovrat         Director           35,000         0.32              0      0

      The address of each director and executive officer is c/o Lumenis Ltd., P.O. Box 240, Yokneam Israel 20692, Israel, and his or her telephone number 972-9-959-9000.

      Directors are not eligible to participate in the Offer.

      As of March 17, 2003, executive officers and directors as a group held options outstanding under our stock option plans to purchase a total of 4,418,425 Ordinary Shares. This represented approximately 39.93% of all options outstanding under our stock option plans as of that date. Executive officers (excluding all directors) as a group held options to purchase a total of 1,705,925 Ordinary Shares, of which 1,215,125 were Eligible Options, representing approximately 29.35% of all Eligible Options.

      Except for the transactions set forth below, to the best of our knowledge, none of the members of our Board of Directors, nor any of our executive officers, have engaged in transactions involving either options to purchase our Ordinary Shares or our Ordinary Shares during the 60 day period preceding this Offer.

      Thomas G. Hardy sold 25,000 Ordinary Shares on February 24, 2003. Kevin R. Morano purchased 30,000 Ordinary Shares on February 24, 2003 and 30,000 Ordinary Shares on February 26, 2003 for a total purchase of 60,000 Ordinary Shares. Arie Genger purchased 5,000 Ordinary Shares on February 25, 2003, 40,000 Ordinary Shares on February 26, 2003 and 5,000 Ordinary Shares on February 27, 2003 for a total purchase of 50,000 Ordinary Shares. Dr. Darrell S. Rigel purchased 5,000 Ordinary Shares on February 25, 2003. Sash Spencer purchased 25,000 Ordinary Shares on February 25, 2003.

10. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Eligible Options we acquire in the Offer will be cancelled and the Ordinary Shares that may be purchased under these options will be returned to the pool of shares available for grants of new awards of options under the applicable Plan from which the cancelled shares came, without further shareholder action, except as required by applicable law or the rules of NASDAQ.

      We believe that we will record compensation expense as a result of the Offer because in conjunction with this program we have adopted SFAS No.123, "Accounting for Stock-Based Compensation", effective January 1, 2003, for all prospective option grants, including under the Offer. The fair value of the exchanged Eligible Options in the

Offer is expected to be approximately $1 million, which will be amortized ratably over the vesting period of two years commencing at the Date of Grant.

11. LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. The Israel Plan is subject to post-adoption approval by the Israeli tax authorities, which could require amendments to the Israel Plan in order to adjust it to the provisions of section 102 of the Israeli Tax Ordinance (New Version), 1961, as amended, and the regulations thereunder. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept tendered Eligible Options and to issue the New Options is subject to conditions, including the conditions described in Section 6 of the Offer.

12. MATERIAL INCOME TAX CONSEQUENCES.

      The following is a general summary relating only to the likely material income tax consequences of the exchange of Eligible Options and the issuance of the New Options under the Offer as applicable primarily to our employees. You are advised to review the country specific disclosures below which cover many, but not all, of the countries in which Eligible Participants are located, and to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation. If for local law purposes you are a citizen or resident of a country other than those in which most Eligible Participants are located, the information contained in this summary may not be applicable to you. The summary does not address all tax consequences associated with your ownership of any of our options in general. Furthermore, it does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the potential tax consequences you may want to consider in making your decision. Please note that tax laws change frequently, and sometimes retroactively, and vary with your individual circumstances. In addition, much of the following summary is applicable only to employees, and not to Advisory Board members. We strongly recommend that you consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in the Offer. This summary is provided for your use without liability or responsibility on Lumenis' part.

U.S. Federal Income Tax Consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options and the grant of the New Options pursuant to this Offer applicable to those eligible employees who are U.S. citizens or residents of the United States. This discussion is based on the now applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that this section does not address any state or local tax consequences.

      We believe that Eligible Participants who are U.S. citizens or residents of the U.S. who exchange Eligible Options for New Options will not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes. At the Date of Grant of the New Options, Eligible Participants who are U.S. citizens or residents of the U.S. will not be required to recognize income for U.S. federal income tax purposes. The grant of New Options is not recognized as taxable income for U.S. federal income tax purposes.

      Incentive Stock Options. New Options may be issued as incentive stock options, to the extent permitted by the Code, in exchange for Eligible Options that were incentive stock options. Incentive stock options are intended to meet the definitional requirements of Section 422(b) of the Code, for "incentive stock options". An employee who receives an incentive stock option does not recognize any taxable income upon the grant of such incentive stock option. Similarly, the exercise of an incentive stock option generally does not give rise to federal income tax to the employee, provided that (i) the federal "alternative minimum tax", which depends on the employee's particular tax situation, does not apply and (ii) the employee is employed by us or one of our subsidiaries from the date of grant of the option until three months prior to the exercise thereof, except where such employment terminates by reason of disability (where the three month period is extended to one year) or death (where this requirement does not apply). If an employee exercises an incentive stock option after the requisite periods referred to in clause (ii) above, the incentive stock option will be treated as a nonqualified stock option and will be subject to the rules set forth below under the caption "Nonqualified Stock Options". Further, if after exercising an incentive stock option, an employee disposes of the Ordinary Shares so acquired more than two years from the date of grant (which, in the case of a New Option, is the Date of Grant and not the grant date of the Eligible Option which it replaced) and more than one year from the date of transfer of the Ordinary Shares pursuant to the exercise of such incentive stock option (the "applicable holding period"), the employee will generally recognize long term capital gain or loss equal to the difference, if any, between the amount received for the shares and the exercise price. If, however, an employee does not hold the shares so acquired for the applicable holding period -- thereby making a "disqualifying disposition" -- the employee would recognize ordinary income equal to the excess of the fair market value of the shares at the time the incentive stock option was exercised over the exercise price and the balance, if any, would generally be treated as capital gain. If the disqualifying disposition is a sale or exchange that would permit a loss to be recognized under the Code (were a loss in fact to be realized), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the employee's ordinary income therefrom would be limited to the gain (if any) realized on the sale.

      New Options can be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the Date of Grant of the New Options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New Options will be treated as non-qualified options to the extent such New Option exceed the $100,000 limit discussed below.

      Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each New Option will be treated as first becoming exercisable in accordance with the vesting schedule of such New Option.

      Nonqualified Stock Options. New Options issued in exchange for Eligible Options that were non-qualified stock options, as well as New Options exceeding the $100,000 limit, would be issued as non-qualified stock options

      An employee who receives a nonqualified stock option will not recognize any taxable income upon the grant of such nonqualified stock option. However, the employee generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the excess of the fair market value of the Ordinary Shares at the time of exercise over the exercise price. The ordinary income recognized with respect to the exercise of a nonqualified stock option will be subject to both wage tax withholding and other employment taxes.

      The tax basis of any share received upon the exercise of a New Option that is a nonqualified stock option will be equal to the fair market value of such share on the date of exercise of such option. Upon any subsequent sale of such share, the Eligible Participant will realize a capital gain (or loss) in an amount equal to the difference between the amount realized on the sale and such tax basis. An Eligible Participant's holding period for Federal income tax purposes for such share will commence on the date following the date of exercise of the option.

      Lumenis generally will be entitled to a tax deduction in an amount equal to the amount of income, taxable as ordinary income, recognized by the Eligible Participant as a result of the exercise of a nonqualified option or a disqualifying disposition of an incentive stock option, in the year of recognition by the Eligible Participant.

Israeli Income Tax Consequences

      The following is a general summary of the material Israeli income tax consequences of the exchange of Eligible Options and the grant of the New Options pursuant to this Offer, applicable to those Eligible Participants who are Israeli residents. This discussion is based on the provisions of the Israeli Income Tax Ordinance (New Version) 1961 (the "Ordinance"), as amended in July 2002 and December 2002 pursuant to the Israeli tax reform law (the "Tax Reform"), and the regulations promulgated thereunder. It should be noted that the Tax Reform became effective on January 1, 2003. The below summary describes the applicable provisions under the Tax Reform regarding New Options granted after January 1, 2003 and does not describe applicable provisions regarding Eligible Options. This summary does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

      The Israel Plan is subject to post-adoption approval by the Israeli tax authorities, which could require amendments to the Israel Plan in order to adjust it to the provisions of section 102 of the Israeli Tax Ordinance (New Version), 1961, as amended, and the regulations thereunder.

      General. When an Eligible Participant who is an Israeli resident exchanges Eligible Options for New Options, the Israeli tax authorities may claim this replacement creates for the employee a taxable transaction (due to the exercise of granted rights). Such alleged taxable transaction could give rise to taxable income equaling the difference between the value of the options granted on the date of the grant and the value of the option replacing it.

      On the other hand this option replacement should probably not constitute a tax event since the income has not yet been received, i.e., the replacement of an option by another option should not be considered an exercise of a right and should be included in the employees gross income only upon exercise of the replacement option.

      Based on the above and due to the fact the Eligible Options are deeply "underwater", the Company and its tax advisors believe the Israeli income tax exposure for the Israeli Eligible Participants from the option replacement is immaterial. In addition, the Company and its tax consultants are acting to obtain an approval for its position with the Israeli tax authorities.

      We recommend that you consult your own tax advisor with respect to the above tax consequences of participating in the Offer.

      Under section 102 of the Ordinance ("Section 102"), a company granting options to Israeli employees may choose between the following types of offerings classified as follows:

      A. Options subject to a trust mechanism or Approved 102 Options:

      (i) Option subject to a trust mechanism and classified as "Capital Gain Options" ("CGO")

      Capital Gain Options and shares received pursuant to the exercise of the options should be kept in trust with a trustee for a period of at least two years following the end of the tax year in which the options were granted to the Eligible Participant and deposited with the Trustee (the "Trust Period").

      Upon the sale of shares received following the exercise of a New Option or upon release from the trust, whichever is earlier, the Eligible Participant will realize a capital gain in an amount equal to the difference between (i) the fair market value of the share purchased upon such exercise, on the date such share was sold or released from the trust, as the case may be, and (ii) the exercise price of the option. Capital gains realized will be taxed at a rate of 25%. Capital gain derived from the sale of shares is not liable for any social security taxes.

      In cases where a the exercise price of a New Option is lower than the average fair market value of the Company's shares during 30 trading days prior to the date of grant, the excess of this average fair market value of the shares over the exercise price (the "Rebate") shall be considered as ordinary income.

      Upon the sale of shares received following the exercise of a New Options or upon release from the trust, whichever is earlier, the taxable gain shall be taxed in two parts: (1) The Rebate will be taxable as ordinary income and will be liable for social security taxes. Income tax rates will be determined in accordance with the Eligible Participant's marginal tax rate (up to 50%). (2) The difference between (i) the fair market value of the share on the date such shares were sold or released from the trust, as the case may be, and (ii) the exercise price of the option (plus the Rebate) shall be taxable as capital gain at a rate of 25% provided that the Rebate is not higher than the excess of the fair market value of the underlying shares upon date of sale and the exercise price of the options plus any selling related expenses incurred by the employee. Capital gain derived from the sale of shares is not liable for any social security taxes. To the extent the shares received following the exercise of a New Options are sold during the Trust Period, the taxable gain will be considered as ordinary income and will be liable for social security taxes for both the employer and the employee. Income tax rates will be determined in accordance with the Eligible Participant's marginal tax rate (up to 50%).

      The Company will not be entitled to a tax deduction in the amount of the capital gain realized by the Eligible Participant.

      Lumenis has elected granting the New Options to Israeli employees and residents under a trust mechanism and which are classified as "Capital Gain Options" ("CGO"). Such Election, which will qualify these options for the special tax treatment under section 102(b)(2) and 102(b)(3) of the Israeli Tax Ordinance (New Version), 5721-1961, as amended and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 5763-2003 ("102(b)(2) Options"), shall obligate the Company to grant only the type of 102 Options it has elected, and shall apply to all Optionees who were granted Approved 102 Options at least until the end of the year following the year during which the Company first granted 102(b)(2) Options, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Company has elected the type of 102 Options to be granted as the 102(b)(2) Options and such Election shall not prevent the Company from granting unapproved 102 Options without a trust mechanism simultaneously.

      (ii) Option subject to a trust mechanism and classified as Ordinary Income Options

      Upon the sale of shares received following the exercise of a New Option, or upon release from the trust, whichever is earlier, the Eligible Participant will recognize an ordinary income, taxable as ordinary income, in an amount equal to the difference between (i) the fair market value of the shares purchased upon such exercise, on the date such shares were sold or released from trust, as the case may be, and (ii) the exercise price of the option. The taxable income will be liable for social security taxes. Income tax rates will be determined in accordance with the Eligible Participant's marginal tax rate (up to 50%).

      Options and shares should be kept in trust with a trustee during a period of at least one year following the end of the tax year in which the options were granted to the Eligible Participant. To the extent the shares received following the exercise of New Options are sold before the end of the above period, the taxable gain will be the higher of the following two:

      (i) The tax applicable upon the Date of Grant of the New Options plus interest and CPI linkage differences from the Date of Grant to date of sale.

      (ii) The tax applicable upon sale of the shares.

      A company generally will be entitled to a tax deduction in accordance with the provisions of section 102. In addition both the company and the employee will be liable for social security taxes.

      B. Option granted without a trust mechanism or Unapproved 102 options.

      Eligible Participants who are Israeli residents who exchange Eligible Options for New Options, will not be required to recognize income for Israeli income tax purposes on the date of grant of the New Options. We believe that the Offer and grant of the New Options will be treated as a non-taxable exchange for Israeli income tax purposes. Eligible Participants who are Israeli residents will not be required to recognize income for Israeli income tax purposes upon exercising these New Options.

      Upon the sale of shares received following the exercise of a New Option, the Eligible Participant will recognize ordinary income, taxable as ordinary income in an amount equal to the difference between (i) the fair market value of the shares purchased upon such exercise, on the date such shares are sold, and
(ii) the exercise price of the option. The taxable income will be liable for social security taxes for both the company and the employee. Income tax rates will be determined in accordance with the Eligible Participant's marginal tax rate (up to 50%).

      With respect to options to Israeli residents who are not employees or office holders, such as members of the Advisory Group, under section 3(i) of the Ordinance ("Section 3(i)"), the following material Israeli income tax consequences would apply:

      According to an interpretation by the Tel-Aviv District Court, the recipient of a Section 3(i) option is not taxed when the option is granted but will recognize taxable income at the time the option is exercised. The taxable income will generally be equal to the excess of the fair market value of the shares purchased on the date of exercise over the option price paid for the shares. This income is taxed at the Eligible Participant's marginal income tax rate under Israeli law, which is up to 50%, and the Eligible Participant will be liable for social security taxes on this income.

      The Israeli Income Tax Commission does not agree with the Tel-Aviv District Court's interpretation and has appealed the decision to the Israeli Supreme Court. The Israeli Income Tax Commission's position is that Section 3(i) options are taxed in two stages: (a) the recipient of the option recognizes ordinary income when the option is granted in the amount of the fair market value of the option, and (b) the recipient of the option recognizes ordinary income when he or she exercises the option equal to the excess of the fair market value of the shares on the exercise date over the option price of the shares purchased. As of today, the Israeli Supreme Court has not rendered a decision on the appeal by the Israeli Income Tax Commission. Moreover, it is unclear whether the Income Tax Commission will seek to implement its position with respect to options that are not transferable, such as options granted under our plans. Accordingly, we recommend that each Eligible Participant of 3(i) option contact his or her own tax advisor regarding the taxation of his or her options upon grant and exercise.

      Upon the sale of shares received following the exercise of a 3(i) option the Eligible Participant will realize a capital gain in an amount equal to the difference between (i) the fair market value of the shares purchased upon such exercise, on the date such shares were sold and (ii) the fair market value of the shares purchased on the date of exercise. Capital gains realized will be taxed at a rate of 15%. Capital gain derived from the sale of shares is not liable for any social security taxes.

      The Eligible Participant is required to report any income and capital gains resulting from his or her participation in our option plans in his/her annual tax return.

      The above discussion is based on the current applicable provisions of the Ordinance, as amended pursuant to the Tax Reform. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

Income Tax Consequences and Considerations in China

      You will not be subject to tax when the Eligible Options are canceled or when the New Options are granted. Furthermore, you will not be subject to tax when the New Options vest, but when exercising the New Options you will be subject to income tax in China on the difference between the fair market value of the shares of common stock on the date of exercise and the option exercise price. You will be liable for taxes on such income as salary and wages during the relevant tax-filing period. Upon the sale of the shares you should declare the difference between their selling price and fair market value on the date of exercise as income from the transfer of securities, if you remain a China resident for tax purposes at the time. You are responsible for paying your local state tax bureau any tax when due.

Income Tax Consequences and Considerations in France

      The French tax authorities will consider the exchange of outstanding options as a new grant of options. The French tax and social security rules in force on the Replacement Option Grant Date will apply to the Replacement Options.

      In order to benefit from favorable French tax and social security regimes, beneficiaries must comply with four year holding requirements. The four year holding period is calculated from the Replacement Option Grant Date to the date when shares acquired under the Replacement Option are sold. In the case where the minimum four year holding period is not met, any increase in the value between fair market value at the date of exercise and the option price is taxed as salary and subject to income tax at marginal rates.

Income Tax Consequences and Considerations in Germany

      According to the current case law of the federal finance court, assuming that the person to whom the stock options have been granted is subject to unlimited taxation in Germany and this fact did not change between the grant and exercise dates, neither the granting of stock options itself nor the first possible date to exercise is subject to income tax, provided such options are not publicly traded. The exchange of an Eligible Option for a New Option as such is not subject to tax, since neither the Eligible Option nor the New Option is publicly traded. The difference between the value of the shares at the time of exercise and its exercise price is subject to income tax as ordinary income when employees exercise their options. The applicable income tax may have to be withheld by the employer unless the options were granted by a third party and the German employer was not informed of this fact. When the stock is sold, the additional capital gain will be the difference between the price of the shares on the day the options were exercised and the sales price. Such gain is subject to a 50%-tax rate but remains completely tax-free after a year has elapsed since the option was exercised provided the seller holds no more than 1% of the outstanding shares.

      According to the current tax regulations, there will be an additional taxation of capital gains if the shares are sold within 12 months following the exercise of the stock options by a seller who holds less than 1% of the shares. The taxable basis is 50% of the difference between the selling price and the price of the shares at the date the options have been exercised. If the seller holds more than 1% of the shares, any capital gain will always be subject to tax because the one-year-restriction is not applicable. The taxable basis is calculated as described above but the gain will be taxed regardless of how long the shares have been held. Within the current drafts of the amendment of the German tax law it is intended to abolish the 12-month restriction for sellers who hold less than 1% of the shares. The capital gain resulting from the sale of these shares will then be taxable regardless of the holding period. It is intended to reduce the tax rate on capital gains to a 15% flat-rate and 50% of the capital gain will still be tax exempt.

Income Tax Consequences and Considerations in Holland

      The Dutch income tax consequences in respect to the exchange of Eligible Options and the grant of the New Options pursuant to this Offer will among other things depend on the status of the Eligible Options at the date of exchange.

      The New Options will be taxed as if they were granted independently of the withdrawn Eligible Options. The value of the New Options will be taxed and determined as at their vesting date (as opposed to the `exercise date'), which value will be regarded as taxable employment income subject to Dutch income tax withholdings. A detailed formula is given under the Dutch Wage Tax Act in order to determine the `value' of the option.

      The holder of the New Options can elect - prior to the first vesting date
- exclusive taxation only at the future exercise date. This election is subject to further formal requirements. Under the election for such deferred taxation, the entire spread (share value less exercise price) will be regarded as employment income at the exercise date, subject to Dutch wage withholding tax.

      If New Options are exercised within three years from the grant date, then the entire spread on such exercised options is subject to taxation as employment income at the exercise date. The basis previously taxed is deducted from the taxable basis. If New Options are exercised or sold after three years following the date of grant then the options are not taxed at exercise; the only taxation is the taxation at vesting. When the option is not exercised within three years, and no election was made for taxation upon future exercise, the asset will become taxed after that year under net assets tax (part of income taxation) on the basis of a deemed 4% fixed yield.

      The tax treatment of the cancellation of the Eligible Options is a complex issue. If, and to the extent that the Eligible Options have not vested at the date of cancellation of the Eligible Options, no tax complications are expected if the current option holder has not used the election for taxation at future exercise. The options would have been taxable as they vested, but they will not vest because of their cancellation.

      However, if and to the extent that the Eligible Options have vested at the cancellation date, or when an election was made for taxation at the exercise date, there may be a certain exposure which we believe is immaterial. Cancellation of these options may be regarded as an `alienation' of the options, triggering taxation on the proceeds or even `constructed proceeds' (if the transaction would be classified as `closed under unusual circumstances'). On the other hand a sacrifice by an option holder who has an `asset' representing a value, which he/she is required to give up in return for the grant of the New Options, may perhaps be allowed as a `negative wage component' in the year of his sacrifice.

      The above analysis is applicable to options granted to employees but may be different for options granted to Advisory Group Members, who, accordingly, should consult their own tax advisors.

      We recommend that you consult your own tax advisor with respect to the above tax consequences of participating in the Offer.

Income Tax Consequences and Considerations in Hong Kong

      Employees subject to Hong Kong taxes will not be subject to tax when the Eligible Options are cancelled or when the New Options are granted. Furthermore, you will not be subject to tax when the New Options vest; but when you exercise them, you will be subject to salaries tax on the difference between the fair market value of the shares of common stock on the date of exercise and the option exercise price. Should you leave Hong Kong prior to exercising the New Options, you may elect to be taxed at the time of your departure on the notional gain at that time. However, if you do not then make such an election, you will be required to report the arising gain in the year of exercise. Inland Revenue will send you an assessment based upon the tax return you file, including the gain from the exercise, and you will be responsible for paying the taxes assessed. Hong Kong does not tax capital gains, so you will not be subject to Hong Kong tax when you sell your shares underlying your options.

Income Tax Consequences and Considerations in Italy

      The exchange of Eligible Options in the Offer is not relevant for tax purposes in Italy, since they are going to be exchanged for options that are non-transferable or non-assignable by the Italian employees ("non-transferable stock options"). Consequently, since the Italian employees will not be in the position to derive any income from the grant of New Options on the New Options Grant Date, this grant (even if made by means of an exchange) will not trigger any tax.

      When the employees resident in Italy exercise options, the difference between the actual purchase price and the fair market value of the shares issued upon the exercise is deemed compensation in kind and, therefore, qualifies as "employment income" and is subject to withholding tax and social security contributions. However, the difference between the fair market value of the shares and the purchase price will be exempt from tax as well as social-security contributions if the purchase price paid by the employee is not lower than the fair market value of the shares at the time of the grant of the option rights.

      In the event that the purchase price is not lower than the fair market value at the grant date, the taxable income will be exempted from tax and social security if the following two additional conditions are met:

      o The employee does not own a participation exceeding 10% of the share capital, or voting rights exceeding 10% of the total amount of votes in the shareholders meeting; and

      o The shares are issued by the employing company or by the company which directly or indirectly controls the employing company, or by the company which is controlled by the same company that controls the employing company.

      Although the taxable income is determined, upon exercise, for all option holders as the difference between the fair market value of the shares at the exercise and the purchase price paid by the option holders, a distinction is made among employees, consultants and service providers.

      With reference to employees and consultants who perform their activity in a continuous and coordinated manner (rapporto di collaborazione coordinata e continuativa - in short, the so called "CoCoCo"), the taxable income determined above is deemed employment income and subject to withholding tax and social security contributions, unless the purchase price is not lower than the fair market value of the shares at the time of grant.

      With respect to consultants performing their activity as independent workers and to service providers, the above-determined taxable income cannot be exempted from taxation and social security contributions even if all the above mentioned conditions are met, since the exemption provisions apply only to employees and CoCoCo.

      Please note that according to the guidelines issued by the Italian ministry of finance, the "fair market value of a share traded on a stock exchange on the grant date of the option" is deemed to be the average of the stock exchange official prices of the latest month preceding the day of that grant, i.e., an amount equal to the average of the prices of the share on the stock market during the period between the grant date and the same day of the previous month.

      When an employee resident in Italy sells the shares, the gain (net profit) realized would be subject to a 12.5% capital gains tax assuming no significant shareholdings; if the employee has significant shareholdings, the capital gains tax is increased to 27%. For shares listed on a stock exchange - "significant shareholdings" are defined as those representing 2% of the voting rights or, in any event, exceeding 5% of the Company's capital.

      The 12.5% or 27% capital-gain tax will be applied on:

      o The difference between the net proceeds from the sale and the purchase price paid, if the conditions for the exemption from the employment income are met (i.e. no tax occurs upon exercise);

      o The difference between the net proceeds from the sale and the fair market value at exercise, if taxation occurred at that time.

Income Tax Consequences and Considerations in Japan

      Grants of equivalent status such as those under this Offer are not deemed taxable income in Japan. Tax liabilities with regard to stock options only occur when options are exercised and/or when underlying stock options is sold. Therefore, the cancellation of the Eligible Options with the grant of New Options has no tax effect.

Income Tax Consequences and Considerations in Sweden

      Swedish optionees are advised to consult with their tax advisors in order to determine what are the tax consequences and considerations in Sweden.

Income Tax Consequences and Considerations in the United Kingdom

      Assuming that you are an employee of Lumenis and ordinarily resident in the UK for tax purposes at all material times, the receipt of the New Options will not give rise to any liability for United Kingdom income taxes because the only consideration for the exchange is the New Options. No liability for capital gains tax will arise from the exchange.

      When the New Options are exercised, you will be liable for United Kingdom income taxes and National Insurance Contributions (NIC) by reference to the open market value of the shares obtained upon exercise of the New Options, less the exercise price, without regard to the value of the Eligible Options that were released.

      If you are an employee resident in the United Kingdom, our subsidiaries and we may require that you enter into a joint election which will provide that you will pay the Company's portion of any NIC liability arising on the exercise of any New Options which may be granted to you. You will ordinarily be entitled to deduct the NIC payments you make under such joint election for the purposes of calculating the amount of the gain subject to United Kingdom income tax on the exercise of the New Options.

      Capital Gains Tax may be payable when you sell the shares you acquired on exercise of the New Options, subject to the annual exemption (currently (pound)7,700 for the tax year ending April 5, 2003).

Income Tax Consequences and Considerations for the Advisory Group

      Other than with regard to income tax consequences in Israel, most of the above discussion of tax and legal consequences is applicable to employees but not applicable to consultants. Therefore we strongly recommend that each Advisory Group member consult his or her own tax advisor with respect to the tax consequences of participating in the Offer.

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

      We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Options that are elected to be exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

      Prior to the Expiration Date, we may postpone or terminate accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. If we do so, we will announce the postponement and give oral or written notice of the postponement to the employees eligible to participate in the Offer. Our rights under this paragraph may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we either pay the consideration offered or return the surrendered Eligible Options promptly after we terminate or withdraw the Offer.

      We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

      If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will give notice if we decide to take any of the following actions:

      decrease what we will give you in exchange for your Eligible Options; or

      decrease the number of Eligible Options to be exchanged in the Offer.

      If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such a decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

      A business day means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

14. FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person to solicit holders of Eligible Options to exchange such Eligible Options pursuant to this Offer.

15. INFORMATION ABOUT US.

      Our principal executive officers are located at Yokneam Industrial Park, Yokneam, Israel 20692, Israel and our telephone number is 972-4-959-9000. Our web-site address is www.Lumenis.com. The information on our web site is not a part of this Offer.

      We are a world leader in the design, manufacture, marketing and servicing of laser and light based systems for aesthetic, ophthalmic, surgical and dental applications. We offer a broad range of laser and intense pulsed light systems which are used in skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ear, nose and throat, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary.

      The following table summarizes certain of our consolidated financial data for the periods indicated. The summary financial information (other than book value per share) set forth below for the years ended December 31, 2002 and December 31, 2001 has been derived from the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002 (the "Form 10-K"). More comprehensive financial information is included in the Form 10-K and other documents we have filed with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes and the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K.

                            SUMMARY FINANCIAL INFORMATION
                        (in thousands, except per share data)

                                                     For the year   For the year
                                                        ended          ended
                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
Consolidated Statements of Operations Data:
Net revenues                                             $348,496       $315,201
Cost of revenues                                          179,085        155,643
Gross profit                                              169,411        159,558
Operating loss                                             27,951        131,895
Net loss before extraordinary item                         44,208        145,868
Net loss                                                  $44,116       $145,868
Basic loss per share before extraordinary item              $1.19          $4.52
Basic net loss per share                                    $1.19          $4.52
Diluted loss per share before extraordinary item            $1.19          $4.52
Diluted net loss per share                                  $1.19          $4.52
Weighted average number shares used for computation
of basic per share data                                    37,184         32,302
Weighted average number shares used for computation
of basic per share data                                    37,184         32,302

                                                        As of          As of
                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
Cash and cash equivalent                                  $18,106        $31,400
Total current assets                                      215,879        232,066
Total long-term assets                                    154,123        160,469
Total current liabilities                                 183,705        144,677
Total long-term liabilities                               146,401        168,492
Total shareholders equity                                 $39,896        $79,366
Book value per share, diluted                               $1.07          $2.46

      Additional information about us is available from the documents described below.

      With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision whether to exchange your Eligible Options.

      We also recommend that you review the following materials that we have filed with the SEC before making a decision whether to exchange your Eligible
Options:

      (a) our Annual Report on Form 10-K for the year ended December 31, 2002 (the "2002 Form 10-K"), filed with the SEC on March 28, 2003;

      (b) our definitive proxy statement on Schedule 14A for our 2002 annual general meeting of shareholders, filed with the SEC on July 8, 2002;

      (c) our 1999 Share Option Plan filed with the SEC as Exhibit 10.1 to our Form 10-K for the year ended December 31, 2001, filed with the SEC on April 1, 2002 (the "2001 Form 10-K");

      (d) our 2000 Share Option Plan filed with the SEC as Exhibit 10.2 to the 2001 Form 10-K;

      (e) our Israel 2003 Share Option Plan filed as Exhibit 10.3 to the 2002 Form 10-K.

The above information, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC public reference room:

                             450 Fifth Street, N.W.
                                   Suite 1400
                             Washington, D.C. 20549

      You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our Ordinary Shares are quoted on NASDAQ under the symbol "LUME," and our SEC filings can be read at the following NASDAQ address:

                                NASDAQ Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

      We will also provide without charge to each person to whom we deliver a copy of this Offer, upon that person's written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to the individuals listed in the table hereunder between normal office hours.

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

U.S. based employees        Marty Brown        Fax #  +1-408-764-3948,
                                               phone#+1-408-764-3900,
                                               E-mail mbrown@lumenis.com

                                               2400 Condensa St.
                                               Santa Clara, CA 95051
                                               USA

European based employees    Jorine Wunneberg   Fax #+31-20-347-5098,
                                               Phone # +31-20-347-5064,
                                               E-mail jwunneberg@lumenis.com

                                               Gondel 1
                                               1186 MJ Amstelveen
                                               The Netherlands

Israel based employees      Arnon Rosenberg    Fax # 04-9599130,
                                               Phone # 04-9599104,
                                               E-mail arosenberg@lumenis.com

                                               Yokneam Industrial Park
                                               P.O.B. # 240
                                               Yokneam 20692
                                               Israel

Japan based employees       Tomoko Yamada      Fax #  +81-3-5789-8426,
                                               Phone # +81-3-5789-8378,
                                               E-mail tyamada@lumenis.com

                                               No. 31 Kowa Bldg.
                                               3-19-1, Shirokanedai
                                               Minato-ku, Tokyo 108-0071
                                               Japan

         Country            Contact Person         Contact Information
         -------            --------------         -------------------

China based employees       Eddy Zhang         Fax # +8610-6510-2621,
                                               Phone # +8610-6510-2620,
                                               E-mail ezhang@lumenis.com

                                               Unit 1018, Bright China ChangAn
                                                  Blvd.
                                               No. 7 Jianguomen Nei Ave.
                                               Beijing 100005
                                               China

Hong Kong based employees   HC Lee             Fax # + 852-2722-5151,
                                               Phone # +852-2174-2815,
                                               E-mail hc.lee@lumenis.com

                                               Unit Nos. 1517-18, Level 15,
                                                  Tower II
                                               Grand Century Place
                                               193 Prince Edward Road West
                                               Mongkok, Kowloon
                                               Hong Kong

      As you read the documents listed in this Section 15, it is possible you may find inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you and the 1999 Plan, 2000 Plan, and for Israel employees, the Israel Plan.

16. FORWARD LOOKING STATEMENTS; MISCELLANEOUS.

      This Offer and our SEC reports referred to above include forward-looking statements which involve risks and uncertainties that include, among others, those set forth in this Offer under the Section entitled "Risks of Participating in the Offer". More information about factors that potentially could affect our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

      If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

      The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your legal, financial or tax situation. The information about this Offer from us is limited to this document and the Tender Offer Statement on Schedule TO.

      We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender you Eligible Options pursuant to the Offer.

      We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document and the tender offer statement on Schedule TO. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

March 28, 2003